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                                                                     Exhibit 11b



GOODWIN | PROCTER         Goodwin Procter LLP            T: 617.570.1000
                          Counsellors at Law             F: 617.523.1231
                          Exchange Place                 goodwinprocter.com
                          Boston, MA 02109



January 26, 2004

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019-6099

Re:   Consulting Group Capital Markets Funds
      --------------------------------------

Ladies and Gentlemen:

You have requested our opinion as special Massachusetts counsel to Consulting Group Capital Markets Funds, a Massachusetts business trust (the "Trust"), in connection with the proposed acquisition by Intermediate Fixed Income Investments (the "Acquiring Fund"), a series of the Trust, of all of the assets of and the assumption of all liabilities of Mortgage Backed Investments, Multi-Sector Fixed Income Investments, and Long-Term Bond Investments (collectively, the "Acquired Funds"), each also a series of the Trust, in exchange for shares of beneficial interest of the Acquiring Fund (the "Shares"), pursuant to a Plan of Reorganization dated as of December 5, 2003 (the "Plan") adopted by the Trust on behalf of the Acquiring Fund and the Acquired Funds.

In connection with this opinion, we have examined (i) a copy of the Master Trust Agreement of the Trust dated as of April 12, 1991 as amended to date (the "Declaration of Trust"), certified by the Assistant Secretary of the Trust; (ii) a copy of the Trust's By-laws ("By-Laws"), certified by the Assistant Secretary of the Trust; (iii) a copy of certain resolutions adopted by the Board of Trustees of the Trust at a regular meeting of the Board duly held on December 3, 2003 and special telephonic meetings of the Board duly held on December 11, 2003 and January 21, 2004, certified by the Assistant Secretary of the Trust; (iv) a copy of the Plan, certified by the Assistant Secretary of the Trust; (v) a Certificate dated January 21, 2004, of the Secretary of The Commonwealth of Massachusetts as to the authorization of the Trust to exercise powers and transact business in The Commonwealth of Massachusetts; and (vi) other such documents, records and certificates as we have deemed necessary for the purposes of this opinion.

In rendering the opinions expressed herein, we have assumed the genuineness of all signatures on all documents delivered to us and the legal capacity of each natural person that has executed each such document, the authenticity and completeness of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies.

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GOODWIN | PROCTER


Willkie Farr & Gallagher LLP
January 26, 2004
Page 2


The opinions expressed herein are limited solely to the laws of The Commonwealth of Massachusetts and we have made such examination of Massachusetts law as in our judgment is necessary and appropriate for the purposes of this opinion. Notwithstanding anything to the contrary expressed herein, we express or imply no opinion with respect to compliance with any applicable federal or state (including Massachusetts) securities or anti-fraud statutes, rules, regulations or laws.

As indicated below, the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a business trust may, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust provides, however, that if a shareholder, as such, of the Trust is made a party to any suit or proceeding to enforce any personal liability, the Trust shall indemnify and hold each such shareholder harmless from and against all loss and expense to which such shareholder may become subject by reason of being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder's liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

The opinions set forth herein are based upon currently existing provisions of Massachusetts law, rules and regulations and judicial and administrative decisions with respect thereto and are rendered as of the date hereof. We disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

Based upon and subject to the foregoing, it is our opinion that the Shares, when sold in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable by the Trust.

This opinion is issued to, and may be relied upon only by, Willkie Farr & Gallagher LLP in rendering the opinion contemplated by Section D.2(a) of the Plan.


Sincerely,


GOODWIN PROCTER LLP

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